UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 19, 2005

LIBERTY STAR GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50071

(Commission File Number)

90-0175540

(IRS Employer Identification No.)

2766 N. Country Club Road, Tucson, Arizona 85716

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 520-721-1375

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On July 19, 2005, we announced that we acquired an additional 261 Alaska State mining claims covering approximately 65 square miles at the Big Chunk Project. These claims are located in four blocks and based on computerized analysis of geochemical samples taken during the 2004 field season; we believe they cover significant molybdenum-copper geochemical anomalies. These anomalies are significant and are being further tested by ongoing IP (Induced Polarization) electrical ground surveys along the geochemical sample lines. IP data is still being compiled but at this time there have been 9.5 linear miles of responsive IP over five different geochemical anomalies. Management considers these five IP anomalies to represent separate mineral centers in most cases separated by miles. The IP response appears to be characteristic of disseminated sulphide response found over known porphyry systems. At this time approximately 45 linear miles of IP have been run at a rate of about one mile per day. IP-geochem anomalies will be sequentially tested by scout drill holes. Drilling is progressing and we are now on drill hole #7 for this season. The various anomalies have been defined as 15 sub-block areas like the White Sox block and these blocks have been given names for clarity in reporting.

Item 9.01. Financial Statements and Exhibits.

99.1	News Release dated July 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR GOLD CORP.

/s/ James Briscoe

James Briscoe, President

Date: August 10, 2005